Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports
2009 Year End and Fourth Quarter Results

Naugatuck, CT, January 25, 2010.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $684,000, or $0.10 per share for the quarter ended December 31, 2009 and net income of $2.0 million, or $0.29 per share, for the year ended December 31, 2009, compared to net income of $1.4 million for the quarter ended December 31, 2008, and a net loss of $312,000 for the year ended December 31, 2008.  Income for the fourth quarter and the year ended December 31, 2008 was significantly affected by Other Than Temporary Impairment (“OTTI”) charges of $3.2 million taken in the quarter ended September 30, 2008, and $211,000 taken in the quarter ended December 31, 2008 on auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral and the related tax effects.  Without the OTTI charges and the related tax effects, net income for the quarter and year ended December 31, 2008 would have been $400,000 and $2.0 million, or $0.06 and $0.28 per share respectively.

Net Interest Income

Net interest income for the quarter ended December 31, 2009 totaled $4.4 million compared to $3.7 million for the quarter ended December 31, 2008, an increase of $612,000 or 16.4%.  For the twelve month period ended December 31, 2009, net interest income totaled $15.8 million compared to $14.3 million for the twelve months ended December 31, 2008, an increase of $1.5 million or 10.2%.  The increase in net interest income was primarily due to a decrease in interest expense.  Interest expense decreased by $727,000, or 20.7% in the three month period and decreased by $1.4 million or 9.8% in the twelve month period due primarily to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 67 basis points and 51 basis points over the same periods.  The Company experienced an increase in the average balances of deposits of 5.0% and 9.2% for the three and twelve month periods, respectively, while the average balances of borrowings decreased by 4.5% in the three month period and increased by 5.3% in the twelve month period.  Increases in deposits were experienced in all categories, except money market accounts where there was a small decrease.  The increases in balances were primarily used to fund increased loan demand.

The average balances of interest earning assets increased by 2.9% and 7.5% for the three and twelve months ended December 31, 2009, partially offset by decreases of 25 basis points and 40 basis points in the average rate earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio over the same periods.  The average balances in the loan portfolio increased by 9.5% in the three month period, and by 13.0% in the twelve month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.

Credit Quality

The Bank recorded a provision for loan losses of $285,000 for the three months ended December 31, 2009 compared to $200,000 for the three months ended December 31, 2008.  For the twelve months ended December 31, 2009, the Bank recorded a provision of $1.1 million, compared to $675,000 for the twelve months ended December 31, 2008.  The increase in the provisions are due to the increase in non-performing and classified loans, the growth of the total loan portfolio, a change in the mix of the portfolio towards commercial real estate loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $6.0 million at December 31, 2009 compared to $2.7 million at December 31, 2008.  The increase was primarily in the commercial real estate and residential mortgage portfolios.  There was a 49% increase in the level of classified assets from December 31, 2008 to December 31, 2009 primarily in our commercial loan portfolio.  Classified assets increased from $40.5 million at December 31, 2008 to $60.5 million at December 31, 2009.  These classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Company’s $60.5 million in classified assets, $6.0 million were nonperforming as of December 31, 2009.

Noninterest Income

Noninterest income was $580,000 for the quarter ended December 31, 2009 compared to $301,000 for the quarter ended December 31, 2008, an increase of 92.7%, primarily due to an additional OTTI charge and a loss on the sale of an investment in the 2008 period.  Noninterest income was $2.7 million for the twelve months ended December 31, 2009, compared to a net loss of $1.0 million over the same period in 2008, again due to the OTTI charges experienced in the 2008 period.  Excluding the OTTI charges, noninterest income was $512,000 and $2.4 million for the three and twelve months ended December 31, 2008, respectively.  The increase in both the three and twelve month periods was primarily due to gains on the sale of investments, combined with increased fees for services related to deposit accounts.  Additionally, increases in income from bank owned life insurance and fees for other services were realized in the twelve month period.

Noninterest Expense

Noninterest expense was $3.7 million for the quarter ended December 31, 2009 compared to $3.5 million for the quarter ended December 31, 2008.  For the twelve months ended December 31, 2009 noninterest expense was $14.5 million compared to $13.5 million for the twelve months ended December 31, 2008.  The increase in both periods was primarily the result of increased FDIC insurance expenses.  In the second quarter of 2009, the FDIC announced a special assessment of five basis points on each insured institution’s assets minus Tier-1 capital.  This special assessment was paid on September 30, 2009.  For the three months ended December 31, 2009, FDIC insurance expense was $170,000, compared to $56,000 for the three months ended December 31, 2008.  FDIC insurance expense was $946,000 for the twelve months ended December 31, 2009, compared to $132,000 for the twelve months ended December 31, 2008.  Additionally, the increases in noninterest expense in both the three and twelve month periods were due to increases in compensation costs, primarily as a result of filling two vacant positions.  These increases were partially offset by a decrease in advertising expense in both 2009 periods.

Selected Balance Sheet Data

Total assets were $557.0 million at December 31, 2009 compared to $535.4 million at December 31, 2008, an increase of $21.6 million or 4.0%.  Total liabilities were $506.6 million at December 31, 2009 compared to $489.8 million at December 31, 2008.  Deposits at December 31, 2009 were $380.9 million, an increase of $17.9 million or 4.9% over December 31, 2008.  Borrowed funds decreased slightly from $119.1 million at December 31, 2008 to $119.0 million at December 31, 2009.  The increase in deposits was primarily used to fund growth in loans.

Total stockholders’ equity was $50.3 million at December 31, 2009 compared to $45.6 million at December 31, 2008, due to a net decrease in the unrealized loss on available for sale securities of $2.5 million, net income of $2.0 million for the twelve month period, dividends of $447,000 paid to stockholders, stock repurchases of $25,000 and $644,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At December 31, 2009, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

John C. Roman, President and CEO commented: “As we manage through this recession, we continue to build value for our shareholders and customers by growing and diversifying our loan and deposit portfolios, controlling expenses, increasing noninterest income and maintaining prudent reserve levels.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include net income, noninterest income and earnings per share before the OTTI charge.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is shown below.

SELECTED OPERATIONS DATA
	Three Months Ended			For the Year Ended
	December 31, 2008			December 31, 2008
	Before	OTTI	After	Before	OTTI	After
	OTTI	Charge	OTTI	OTTI	Charge	OTTI
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,255		$7,255	$28,203		$28,203
Total interest expense	3,515		3,515	13,904		13,904
Net interest income	3,740		3,740	14,299		14,299

Provision for loan losses	200		200	675		675

Net interest income after provision for loan losses	3,540		3,540	13,624		13,624

Noninterest income (loss)	512	(211)	301	2,379	(3,427)	(1,048)
Noninterest expense	3,539		3,539	13,454		13,454

Income (loss) before provision
for income taxes	513	(211)	302	2,549	(3,427)	(878)
Provision (benefit) for income taxes	113	1,165	(1,052)	599	1,165	(566)

Net income (loss)	$400	$954	$1,354	$1,950	$(2,262)	$(312)

Earnings (loss) per common share - basic and diluted	$0.06		$0.20	$0.28		$(0.05)

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	December 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$9,003	$8,214
Investment in federal funds	3,143	33
Investment securities	39,074	63,844
Loans receivable, net	473,304	431,976
Deferred income taxes	1,951	2,833
Other assets	30,480	28,486

Total assets	$556,955	$535,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$380,931	$363,026
Borrowed funds	118,984	119,148
Other liabilities	6,732	7,623

Total liabilities	506,647	489,797

Total stockholders' equity	50,308	45,589

Total liabilities and stockholders' equity	$556,955	$535,386

SELECTED OPERATIONS DATA
	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,140	$7,255	$28,291	$28,203
Total interest expense	2,788	3,515	12,537	13,904
Net interest income	4,352	3,740	15,754	14,299

Provision for loan losses	285	200	1,144	675

Net interest income after provision for loan losses	4,067	3,540	14,610	13,624

Noninterest income (loss)	580	301	2,742	(1,048)
Noninterest expense	3,662	3,539	14,541	13,454

Income (loss) before provision
for income taxes	985	302	2,811	(878)
Provision for income taxes	301	(1,052)	818	(566)

Net income (loss)	$684	$1,354	$1,993	$(312)

Earnings (loss) per common share - basic and diluted	$0.10	$0.20	$0.29	$(0.05)

SELECTED FINANCIAL RATIOS
	For the Three Months		For the Year
SELECTED PERFORMANCE RATIOS: (1)	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Return on average assets	0.50%	1.03%	0.37%	-0.06%
Return on average equity	5.42	11.99	4.10	-0.64
Interest rate spread	3.31	2.90	3.00	2.88
Net interest margin	3.39	3.00	3.09	3.02
Efficiency ratio (2)	74.09	87.38	78.43	101.28

ASSET QUALITY RATIOS:	At December 31,	At December 31,
	2009	2008
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$3,996	$2,869
Allowance for loan losses as a percent of total loans	0.84%	0.66%
Allowance for loan losses as a percent of
nonperforming loans	66.60%	107.13%
Net charge-offs (recoveries) to average loans
outstanding during the period	(0.00)%	(0.01	) %
Nonperforming loans	$6,000	$2,678
Nonperforming loans as a percent of total loans	1.26%	0.62%
Nonperforming assets	$6,140	$2,678
Nonperforming assets as a percent of total assets	1.10%	0.50%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000